EXHIBIT 10.27

Portions Subject to Confidential Treatment Request Under Rule 406

BAYLOR COLLEGE OF MEDICINE

APPLIED VETERINARY SYSTEMS, INC.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into on this 25th day of January, 2001 (the “Agreement Date”), by and between Baylor College of Medicine (hereinafter called “BAYLOR”), a Texas non-profit corporation having its principal place of business at One Baylor Plaza, Houston, Texas 77030, and Applied Veterinary Systems, a corporation organized under the laws of Delaware and having a principal place of business at 1709 Dryden Road, Suite 901, Houston, Texas 77030 and its Affiliates (hereinafter, collectively referred to as “AVS”).

WITNESSETH:

WHEREAS, BAYLOR, AVS AND Valentis, Inc. have entered into a License Agreement dated June 26, 2000 (the “First License Agreement”) pursuant to which AVS has licensed from BAYLOR, and Valentis certain rights to the technology described therein;

WHEREAS, BAYLOR, by virtue of its relationship with its faculty, staff and students, and conveyances with the individuals listed on Schedule 1, and under and pursuant to the terms and provisions of its Policy on Inventions and Patents (the “Baylor Patent Policy”), is the owner of certain right, title and interest in and to the Licensed Subject Matter (as defined below); and

WHEREAS, AVS, as per Article 5.2 of that certain Sponsored Research Agreement between BAYLOR and AVS (dated January 14, 1998), had an option to acquire an exclusive license to the Licensed Subject Matter with said option period extended to June 1, 2000 via three Amendments to the Sponsored Research Agreement; and

WHEREAS, AVS indicated its intention to exercise the option and acquire an exclusive license to the Licensed Subject Matter; and

WHEREAS, BAYLOR desires to grant to AVS and AVS desires to obtain an exclusive worldwide license to employ the Licensed Subject Matter and to make, use, sell, have made and otherwise market and commercialize Licensed Products and Licensed Patented Products; and

WHEREAS, BAYLOR sometimes negotiates licenses for the rights to market and commercialize the technology it develops to third parties in exchange for the receipt of equity (such as stock or partnership interests) and accepts a royalty which is reduced from the royalty which it would receive were no such equity negotiated for and received.

NOW, THEREFORE, in consideration of the mutual promises and obligations hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto stipulate and agree as follows:

ARTICLE 1

DEFINITIONS

1.1           “Affiliate” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by AVS or BAYLOR.

1.2           “Baylor Patent Policy” is as defined in the first Whereas clause.

1.3           “Common Stock” is as defined in Paragraph 3.4.

1.4           “Confidential Information” shall mean any proprietary and secret ideas, proprietary technical information, know-how and proprietary commercial information or other similar proprietary information.

1.5           “First Commercial Sale” shall mean the first sale of a Licensed Product to an independent third party for commercial use (i.e. not for review, evaluation, or testing of the Licensed Product).

1.6           “Funded Technology” is as defined in Paragraph 7.1.

1.7           “Indemnified Parties” is as defined in Paragraph 5.4.

1.8           “Licensed Product” shall mean any product or service that is made, used, imported, marketed, or sold using all or any part of the Licensed Subject Matter.

1.9           “Licensed Products Net Sales” shall mean that portion of Net Sales related to Licensed Products.

1.10         “Licensed Subject Matter” shall mean and include the Patent Rights, together with all improvements, technology, plasmids, biological materials, compounds, know-how, methods, documents, materials, tests, and confidential information, whether or not patentable, in each case that are related to, or pertain to, the Patent Rights and are currently, or prior to the first anniversary of the Effective Date become, (i) owned by BAYLOR and arise out of work performed in a laboratory at BAYLOR that is under the direct supervision of the Baylor Founders or (ii) developed in a laboratory at BAYLOR that is under direct supervision of the Baylor Founders. Licensed Subject Matter shall not include know-how, discoveries and inventions developed in laboratories at BAYLOR not under the direct supervision of the Baylor Founders.

1.11         “Net Sales” shall mean all monies and equivalent goods and services actually received by AVS or its sublicensees from the manufacture, use, sale, lease, or other commercial exploitation of Licensed Products less the following:

(a)           any credits or refunds actually granted to customers for the return of Licensed Products that were previously sold;

(b)           any separately identified sales, use, excise or similar taxes and custom duties or other governmental charges imposed upon the importation or sales of Licensed Products, except for taxes on income;

(c)           any separately identified charges for transportation, packing, insurance, shipping, or handling which are directly associated with sales of Licensed Products; and

(d)                                 in the event that AVS is required to pay a royalty to an unrelated third party in order to make, use, or sell a Licensed Product, such amounts actually paid to such third party; provided, however, in no event shall the reduction due to royalties paid to other parties exceed ****** of the “Net Sales” amount as calculated prior to such reduction.

If Licensed Products are sold in combination with other products or as part of a product then the Net Sales for such combined products shall be the price paid by the third party purchaser for the combined product times a fraction the numerator of which is the cost of producing the Licensed Product and the denominator of which is the cost of producing the entire combined product.

Notwithstanding the foregoing, Net Sales shall not include monies and equivalent goods and services (“Payments”) received from a sponsor for research and development programs for development, including testing, of new vector or gene delivery technologies, new products, or refinement, to AVS’ existing methodologies to deliver the GHRH gene; provided, however, Net Sales shall include Payments for any research and development programs if the product or results of such research and development programs can be or is manufactured, used, sold, leased or otherwise commercially exploited by any sponsor of such research and’ development programs without making additional Payments or if any additional Payments are below the fair market value of such products or services.

1.12  “Patent Rights” shall mean (i) the United States Patent Application ******, and (ii) the United States Patent Application ******, and all corresponding foreign patent applications and any and all divisions, reissues, re-examinations, renewals, continuations, claims of continuation-in-part applications and patents issued therefrom directed to subject matter specifically described in the aforementioned patents or foreign applications, and extensions thereof, and all other counterpart applications in all other countries and patents, inventor’s certificates, utility models and the like issuing therefrom, which list shall be amended and updated from time to time.

1.13         “Party” shall mean either AVS or BAYLOR, and “The Parties” shall mean AVS and BAYLOR.

1.14         “Sponsored Research Agreement” shall mean the research agreement between AVS and BAYLOR, having an effective date of January 14, 1998. The Option period in the original agreement was extended to June I, 2000 via three Amendments to the Sponsored Research Agreement. The Sponsored Research Agreement and Amendments thereto are attached to this Agreement as Schedule 1.14.

1.15         “Sublicensing Revenue” shall mean all (i) cash, (ii) sublicensing fees and (iii) all other payments and the cash equivalent thereof, which are paid to AVS by the sublicensees of its rights hereunder, other than research and development money paid to AVS to conduct research.

1.16         “Valid Claim” shall mean a pending or issued claim of an unexpired patent included within the Patent Rights claiming an invention, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

GRANT OF EXCLUSIVE LICENSE

2.1           Grant of License. Subject to the reservations of rights set forth in Paragraph 2.2 and effective as of the Agreement Date and continuing through the term of this Agreement, BAYLOR hereby grants to AVS an exclusive, worldwide right and license with rights to sublicense the Licensed Subject Matter with rights to use, develop, make, have made, market, sell, offer to sell and otherwise commercially exploit Licensed Products.

2.2           Rights Reserved by Baylor. The grant in Paragraph 2.1 shall be further subject to, restricted by and non-exclusive with respect to:

(a)           the use of the Licensed Subject Matter by BAYLOR for non-commercial research, patient care, teaching and other educationally related purposes;

(b)           the use of the Licensed Subject Matter by the Baylor Founders for noncommercial research purposes at academic or research institutions; and

(c)           any non exclusive license of the Licensed Subject Matter that BAYLOR is required by law or regulation to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America.

2.3           Right to Sublicense. Subject to all the terms and conditions of this Agreement, effective as of the Effective Date, BAYLOR grants to AVS the right to enter into an agreement or agreements to sublicense the license and rights granted in Section 2.1 hereof.

All sublicenses granted by AVS of its rights hereunder shall be subject to the terms of his Agreement. AVS shall be responsible for its sublicensees and shall not grant any rights which are inconsistent with the rights granted to and obligations of AVS hereunder. Any act or omission of   sublicensee which would be a breach of this Agreement if performed by AVS shall be deemed to be a breach by AVS of this Agreement. If after receiving notice of a sublicensee’s breach from BAYLOR, AVS fails to take appropriate action to require such sublicensee to remedy the breach related to such act or omission, including termination of the sublicense, BAYLOR may terminate the applicable license granted herein. Each sublicense agreement granted by AVS shall include an audit right by BAYLOR of the same scope as provided in Article 4 hereof with respect to AVS. No such sublicense agreement shall contain any provision which would cause it to extend beyond the term of this Agreement. AVS shall give BAYLOR prompt notification of the identity and address of each sublicensee with whom it concludes a sublicense agreement and shall supply BAYLOR with a copy of each such sublicense agreement.

ARTICLE 3

CONSIDERATION

3.1           Royalty to BAYLOR. In consideration of the grant of the exclusive licenses specified in Paragraph 2.1, and in adherence to Article 5.2 (e) of the Sponsored Research Agreement, AVS agrees to pay BAYLQR a royalty of ****** of Net Sales of Licensed Products.

3.2           Royalty Reduction if No Patent. In the event that a sale of a Licensed Product is not covered by patent rights within the Patent Rights during the term of this agreement, the royalty owed hereunder pursuant to section 3.1 shall be reduced to ****** of Net Sales of Licensed Products; provided, however, if in such case the Licensed Products include only Technology Rights that have been publicly disclosed by BAYLOR pursuant to Section 6.7 (f), AVS shall not be obligated to pay royalties on such licensed products.

3.3           Maximum Royalty. Notwithstanding anything contained herein, or in the First License Agreement or any other agreement ‘between BAYLOR and AVS, if any product that is a Licensed Product would otherwise entitle BAYLOR to a royalty under this Agreement and under the First License Agreement and/or any other license between BAYLOR and AVS, in no event will the maximum combined royalty to be paid under all agreements between BAYLOR and AVS exceed ******.

3.4           Stock Consideration to BAYLOR. Since, but for the equity received hereunder, BAYLOR would have insisted upon and received a greater royalty and, in consideration and in exchange for (i) property constituting good and valuable consideration, including, but not limited to, the Technology, and (ii) the reduced royalty consideration provided in Paragraphs 3.1 and 3.2, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, AVS shall issue to BAYLOR upon execution of the Agreement, 100,000 shares of its common stock, $0.01  par value (the “Common Stock”).

3.4.1        AVS may repurchase, on a pro-rated basis, from BAYLOR and the Baylor inventors (as listed in Schedule 1), Twenty-Five Thousand (25,000) of the shares of Common Stock issued hereunder at a price of $0.01 per share if a patent claiming priority to the U.S. Patent Application 09/624,268 entitled “Super-Active Porcine Growth Hormone Releasing Hormone Analog”, is not issued within six (6) years of the Effective Date. The issuance or receipt of notice of allowance of any divisional application, continuation-in-part application, continuation application, reissue, re-examination, or renewal claiming priority to U.S. Patent Application 09/624,268 or any corresponding foreign patent application shall completely satisfy the requirement for an issued patent and shall terminate the repurchase provision. lf AVS exercises the repurchase provision, any and all rights associated with the Patent Rights shall immediately revert to Baylor, with the exception of claims of continuation-in-part applications that are developed by AVS and not disclosed in the original patent applications licensed to the company.

3.4.2        AVS may repurchase, on a pro-rated basis, from BAYLOR and the Baylor inventors (as listed in Schedule 1), Twenty-Five Thousand (25,000) of the shares of Common Stock issued hereunder at a price of $0.01 per share if a patent claiming priority to the U.S. Patent Application entitled “Increasing Growth In Offspring through Administration of Growth Hormone Releasing Hormone to Pregnant Mothers,” filed December 13, 2000, is not issued within six (6) years of the Effective Date. The issuance or receipt of notice of allowance of any divisional application, continuation-in-part application, continuation application, reissue, re-examination, or renewal claiming priority the U.S. Patent Application entitled “Increasing Growth in Offspring through Administration of Growth Hormone to Pregnant Mothers” or any corresponding foreign patent application shall completely satisfy’ the requirement for an issued patent and shall terminate the repurchase provision. If AVS exercises the repurchase provision, any and all rights associated with the Patent Rights shall immediately revert to Baylor, with the exception of claims of continuation-in-part applications that are developed by AVS and not disclosed in the original patent applications licensed to the company.

3.4.3        The Company shall exercise its repurchase rights only after meeting with BAYLOR to discuss the state of prosecution of the Patent Rights, then by giving written notice of exercise and delivering the repurchase price to BAYLOR within six (6) months of the seventh anniversary of the Effective Date.

3.4.4        The repurchase provisions of articles 3.4.1 and 3.4.2 shall terminate upon the initial public offering of common stock or upon the sale or disposition of all or substantially all of the assets of AVS pursuant to a liquidation not approved in writing by BAYLOR.

3.4.5        The stock certificates issued by AVS pursuant to this agreement shall contain a legend referencing the repurchase provision. Upon termination of the repurchase provisions by patent issuance or notice of allowance (as specified in articles 3.4.1 and 3.4.2) or by a liquidity event (as specified in article 3.4.4), AVS will reissue stock certificates that no longer bear a legend referencing the repurchase provision.

3.5           Common Stock Issuance. The Common Stock shall be divided and issued as described in Schedule 1.

3.6           Patent Costs. AVS shall pay all unreimbursed costs incurred by BAYLOR prior to the Agreement Date incident to the filing of the United States patents and corresponding foreign patent applications listed in Section 1.12.

ARTICLE 4

ACCOUNTING AND RECORDS

4.1           Royalty Payment. At the close of each quarter of AVS’ fiscal year, the Net Sales for said quarter shall be computed, and the royalties earned thereon shall be paid to BAYLOR within sixty (60) days after the close of said quarter. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the tenth day following the due date thereof, calculated at the annual rate of the sum of (a) ****** plus (b) the prime interest rate quoted by The Wall Street Journal on the date said payment is due, the interest being compounded on the last day of each calendar quarter, provided, however, that in no event shall said annual interest rate exceed the maximum legal interest rate for corporations. Each such royalty payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of BAYLOR to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment.

4.2           Payment in U.S. Dollars. All payments due hereunder are expressed in and shall be paid in United States of America currency, without deduction of exchange, collection or other charges, to BAYLOR by check, or to the account of BAYLOR at such bank as BAYLOR may from time to time designate by notice to AVS.

4.3           Foreign Restrictions On Payment. If governmental regulations prevent remittance from any foreign country of any amounts due in respect of Net Sales in that country in United States Dollars, AVS shall so notify BAYLOR in writing and, subject to the remainder of this Section 4.3, any obligation under this Agreement to make payments in respect of Net Sales in that country shall be suspended (but the amounts due but not paid shall continue to accrue) without interest until such remittances are possible; provided, however, that notwithstanding the foregoing BAYLOR shall have the right, at any time and from time to time, upon written notice to AVS, to direct AVS either to pay such funds in any such country in the local currency or to liquidate such currency at available rates and pay the liquidated amounts to BAYLOR. Any such payment by AVS in accordance herewith shall be deemed to be payment in full of the amounts so paid or liquidated, and AVS shall have no further liability to BAYLOR for any action taken in accordance with BAYLOR’s instructions pursuant to this Section 4.3.

4.4           Royalty Report. With each royalty payment, AVS shall furnish to BAYLOR a written accounting report related to said quarter stating the Net Sales, royalties due and royalties paid.

4.5           Written Records. AVS agrees to keep and maintain and to require all of its sublicensees to keep and maintain written records with respect to its operations pursuant to this Agreement in sufficient detail to enable BAYLOR or its designated accountants to compute the amount of royalties payable to BAYLOR and further agrees to permit the records to be examined from time to time, on reasonable notice during normal business hours to the extent necessary to verify the amount of royalties due hereunder. BAYLOR shall pay the costs of the examination unless a discrepancy of greater than five percent (5%) in royalties due is present, in which case AVS shall reimburse BAYLOR for the examination expenses. All the records shall be kept for four (4) years after the royalty period to which the records relate.

4.6           Due Diligence. Once per calendar year on the anniversary of the Agreement Date and thereafter throughout the term of this Agreement, or at such time as an annual report to shareholders is delivered, AVS shall deliver to BAYLOR a written annual report as to: (i) the efforts and accomplishments of AVS and each of its sublicensees during the preceding year in developing and commercializing’ Licensed Products in every country in which it or its sublicensees shall have developed and/or sold Licensed Products; (ii) the status of scientific trials, if any, on Licensed Products; (iii) the activities of AVS, if any, with respect to the filing, prosecution, obtaining, and maintenance of patents in the United States and any foreign countries in which such protection has been sought on the Patent Rights, as provided in Article 6; and (iv) the obtaining of regulatory approvals in the United States and foreign countries for the advertising, use and sale of Licensed Products.

4.7           Reports and Payments Address. All payments and reports shall be sent to the address listed in Paragraph 14.1.

ARTICLE 5

WARRANTIES, REPRESENTATIONS, INDEMNITY AND INSURANCE

5.1           (a)  BAYLOR Representations. BAYLOR hereby represents and warrants that, (i) It is the owner of or has the right to license the Licensed Subject Matter, existing as of the  effective Date; (ii) it has the right to license the Licensed Subject Matter as contemplated herein; and (iii) other than the grants set forth herein, including, without limitation, for or to the United States of America, or for or to a foreign state, it has not encumbered, restricted; transferred or otherwise burdened the Licensed Subject Matter.

(b) DISCLAIMER OF WARRANTY. WITH THE EXCEPTION OF PARAGRAPH 5.I(a), BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS. EXPRESS OR IMPLIED. INCLUDING. BUT NOT LIMITED TO, WARRANTIES OF FITNESS ORMERCHANTABILITY. REGARDING OR WITH RESPECT TO THE LICENSED SUBJECT  MATTER OR LICENSED PRODUCTS. AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS. EXPRESS OR IMPLIED, OF THE PATENTABILITY. USE OR OTHER APPLICATION OF THE LICENSED SUBJECT MATTER OR LICENSED PRODUCTS OR OF THE ENFORCEABILITY OF ANY

PATENTS ISSUING THEREUPON. IF ANY, OR THAT THE LICENSED SUBJECT MATTER OR LICENSED PRODUCTS ARE OR SI-IALL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES AND BAYLOR MAKES NO WARRANTIES OR REPRESENTATIONS. EXPRESS OR IMPLIED. AS TO THE LIKELIHOOD OF THE SUCCESS OF ANY RESEARCH. DEVELOPMENT, TESTING, MARKETING OR OTHER UTILIZATION OF THE TECHNOLOGY.

5.2           AVS Representations. AVS hereby represents and warrants that:

(a)           it is a corporation duly organized and in good standing under the laws of  the State of Delaware;

(b)           it is qualified to do business and in good standing in the State of Texas and elsewhere as the nature of its business and properties so require;

(c)           the execution, delivery and performance of this Agreement by AVS and the consideration provided for herein has been duly authorized by all necessary corporate action;

(d)           it has the full power and authority to enter into and carry out its obligations under this Agreement; and

(e)           the Common Stock to be issued pursuant to this Agreement has been duly authorized and upon issuance, pursuant to the terms hereof and for the consideration herein set forth, will be validly issued, fully paid and non-assessable.

5.3           Indemnification by AVS Regarding Representations. AVS agrees to indemnify BAYLOR and each of its respective officers, trustees, faculty, employees, agents, and representatives, harmless from any liabilities, costs, and expenses (including attorney’s fees and expenses), obligations or causes of action arising out of or related to any breach of the representations and warranties made by AVS herein.

5.4           Indemnification by AVS Regarding Licensed Products. AVS agrees to protect, defend. Indemnify and hold BAYLOR. Each of the entities with which it is or will be in the future affiliated with respect to the invention or development of the Licensed Subject Matter. And each of BAYLOR’s, officers, trustees. Faculty, employees, agents, representatives, and each of them (“the Indemnified Parties”) harmless from and against. and to pay any and all losses, liabilities, claims, demands. Causes of action. Lawsuits. or other proceedings (whether in contract, tort strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature that any of the Indemnified Parties may sustain or incur. Including all reasonable attorneys’ fees and court costs, as a consequence of any third party’s (including, but not limited to, AVS’ officers, directors, employees, agents, consultants, representatives or servants) claims and demands arising from the use, testing, operation, sale or manufacture of the Licensed Subject Matter, or the Licensed Products by AVS or its sublicensees, except as to the extent such claims, causes of action, lawsuits or other proceedings and the costs (including attorney’s fees) related thereto arise from the cross negligence or intentional misconduct of any of the Indemnified Parties.

5.5           Indemnification Procedures. BAYLOR will promptly notify AVS in writing of notice of any claims or the commencement of any action, if a claim in respect thereof is to be made under Paragraph 5.4. BAYLOR’s failure to notify AVS will not relieve AVS from any liability to BAYLOR except to the extent any BAYLOR delay in notifying AVS causes such damages. After receiving notice of said action, AVS is entitled to participate in the defense therein, and may elect to assume the defense thereof by promptly notifying the Indemnified Party in writing and by selecting counsel reasonably satisfactory to such Indemnified Party. After BAYLOR has received notice of AVS’ election to assume the defense of said action and has approved AVS’ counsel, AVS will not be liable to BAYLOR under Paragraph 5.4 for any legal or other expenses subsequently incurred by BAYLOR in connection with the defense thereof unless (i) BAYLOR has reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to AVS, in which case such BAYLOR shall have the right to select separate counsel to assume said legal defenses and to otherwise participate in the defense of said action on behalf of BAYLOR, (ii) AVS shall not have employed counsel reasonably satisfactory to BAYLOR to represent BAYLOR within a reasonable time after notice of commencement of the action or (iii) AVS has authorized the employment of counsel for BAYLOR at the expense of AVS.

(a)           Neither BAYLOR nor AVS shall settle any action covered by Paragraph 5.4 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

(b)           AVS’ indemnity obligations under this Agreement shall survive the termination of this Agreement, regardless of how this Agreement is terminated.

5.6           Insurance. AVS shall, for so long as AVS manufactures, uses or sells any Licensed Product(s), maintain in full force and effect policies of (i) worker’s compensation insurance within statutory limits, (ii) employers’ liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence, (iii) general liability insurance (with Broad Form General Liability endorsement) with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of two million dollars ($2,000,000) and, upon the introduction of Licensed Product(s), (iv) products liability insurance with limits of not less than one million dollars ($1,000,000) per occurrence with an annual aggregate of five million dollars ($5,000000). Such coverage(s) shall be purchased from a carrier or carriers reasonably deemed acceptable to BAYLOR and shall name BAYLOR as an additional insured. Upon request by BAYLOR, AVS shall provide to BAYLOR copies of said policies of insurance.

5.7           AVS Acknowledgement. AVS understands that there is no assurance that any patents included in the Patent Rights, or any patent application subsequently filed on the Licensed Subject Matter will actually be issued, or if issued, will be held not invalid by a court of competent jurisdiction.

ARTICLE 6

PROTECTION OF PROPERTY RIGHTS

6.1                                 Patent Costs.

(a)                                  As stated in Paragraph 3.6, AVS shall pay all costs incurred prior to the      Effective Date incident to the filing of the United States Patent Applications and corresponding foreign patent applications listed in Article 1.12.

(b)                                 During the term of this Agreement, AVS agrees to pay all costs reasonably incurred by it after the Effective Date incident to the United States and foreign applications, patents and like protection, including all costs incurred for filing, prosecution, issuance and maintenance fees as well as any costs reasonably incurred in filing continuations, continuations-in-part, divisionals or related applications and any reexamination or reissue proceedings.

6.2                                 Patent Prosecution Responsibility. From the Effective Date and for the term of this Agreement, AVS shall have primary responsibility for deciding whether to file United States and foreign patent applications, continue prosecution of any patent applications or maintain any patent application or patent regarding the Licensed Subject Matter hereunder, except that BAYLOR may assume responsibility at its sole expense for pursuing any protection which AVS declines to prosecute pursuant to Paragraph 6.4 of this Agreement.

6.3                                 Patent Prosecution Due Diligence. During the term of this Agreement, AVS agrees to prosecute with good faith and due diligence all such patent applications and to take all actions reasonably necessary to maintain and enforce the patents and proprietary rights in and to the Licensed Subject Matter.

6.4                                 Baylor Right to Assume Filing. During the term of this Agreement, in the event that AVS decides not to file any or all United States and foreign applications or to continue prosecution of a patent application to issuance or maintain any United States or foreign patent application or patent, AVS shall timely notify BAYLOR in writing in order that BAYLOR may file said United States and foreign applications and continue said prosecution or maintenance of such patent applications at its own expense. Notwithstanding AVS’ election to not file for any patent or to not continue prosecution of any application, AVS shall retain the right to use the rights licensed hereunder, subject to the terms hereof. If AVS fails to notify BAYLOR in sufficient time for BAYLOR to assume the cost, AVS shall be considered in default of this Agreement.

6.5                                 Information Regarding Filings. During the term of this Agreement AVS shall instruct counsel for AVS to keep BAYLOR reasonably informed, at AVS’ expense, of prosecutions pursuant to this Article 6 including submitting to BAYLOR copies of all official actions and responses thereto. As per Paragraph 6.4, AVS shall consult BAYLOR prior to any abandonment of the prosecution of the patents.

6.6                                 Cooperation. BAYLOR agrees to cooperate with AVS to whatever extent is necessary to procure patent protection of any rights, including fully agreeing to execute any and all documents to give AVS the full benefit of the licenses granted herein.

6.7                                 Confidentiality. Each Party shall use its best efforts to maintain and assure the confidentiality of the Confidential Information disclosed to it by the other Party hereto; provided, however, neither Party shall have an obligation of confidentiality with respect to Confidential Information that:

(a)                                  at the time of its disclosure or thereafter is disclosed in a publicly available document through no fault of the receiving Party;

(b)                                 at the time of its disclosure is, or thereafter becomes without fault of the receiving Party, part of the public domain;

(c)                                  was in the possession of the receiving Party prior to disclosure by the disclosing Party hereunder and was not acquired directly or indirectly from any third party under obligation of confidentiality to the disclosing Party;

(d)                                 subsequent to its disclosure, is obtained from a third party not subject to a contractual or fiduciary obligation for confidentiality to the disclosing Party;

(e)                                  is required by county or governmental order, law or regulation to be disclosed; or

(f)                                    is disclosed pursuant to any research grant relating to the Licensed Subject Matter from a non-commercial granting entity, such as grants from the United States Department of Health and Human Services and other governmental and private non-profit agencies; provided, however, that AVS be notified of the terms of such research grant applications.

6.8                                 Permitted Disclosure. Notwithstanding the foregoing, the Parties understand and agree that AVS may, to the extent it deems necessary or appropriate, disclose the Licensed Subject Matter to potential licensees, purchasers, investors, joint venturers and the like, but AVS agrees to make such disclosures subject to a satisfactory confidentiality agreement.

ARTICLE 7

RIGHTS IN ADDITIONAL RESEARCH

7.1                                 The Parties acknowledge that AVS may support research on the Licensed Subject Matter in laboratories and facilities at BAYLOR that are under the direct personal supervision of the Baylor Founders and that said research may result in discoveries or inventions (“Funded Technology”) that are not included within the definition of Licensed Subject Matter transferred by this Agreement. Nothing in this Agreement shall be deemed to allocate rights or ownership of any Funded Technology, and any rights to Funded Technology shall be determined by a separate written agreement.

ARTICLES 8

INFRINGEMENT

8.1                                 Notice and Right to Bring Suit. Each Party shall promptly inform the other of any suspected infringement of any licensed Patent Rights or misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Licensed Subject Matter by a third party, and with respect to such activities as are suspected, BAYLOR and AVS each shall have the right to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party in accordance with the following:

(a)                                  If BAYLOR and AVS agree to institute suit jointly, the suit shall be brought in both their names and all of the out-of-pocket costs and legal fees relative to such procedures shall be borne by AVS. AVS shall exercise control over such action; provided, however, that BAYLOR may, if it so desires, be represented by counsel of its own selection and at its own cost.

(b)                                 If BAYLOR or AVS, as the case may be, decides not to take action, then the other Party may do so in its own name and at its own cost.

(c)                                  Should either BAYLOR or AVS commence suit under the provisions of this Article 8 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit at such continuing Party’s sole expense.

(d)                                 All recoveries, whether by judgment, award, decree or settlements, from infringement or misuse of the Licensed Subject Matter shall belong first to the Party or Parties paying the costs of the suit, in such amount, then to AVS subject to any royalties due BAYLOR. All recoveries, whether by judgment, award, decree or settlement that result from recovery for technologies owned by BAYLOR and not licensed to AVS, shall belong to BAYLOR and those that result from recovery for technologies not issued by BAYLOR shall belong to AVS.

8.2                                 Consent. Neither BAYLOR nor AVS shall settle any action covered by this Article 8 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

8.3                                 Disclaimer of Liability. BAYLOR shall not be liable for any losses incurred as the result of an action for infringement brought against AVS as the result of AVS’ exercise of any right granted under this Agreement. The decision to defend or not defend shall be in AVS’ sole discretion.

ARTICLE 9

INDEPENDENT CONTRACTOR STATUS

9.1                                 The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this relationship shall be construed to create a relationship of joint ventures, partnerships, fiduciary or other similar relationships between the Parties.

ARTICLE 10

TERM AND TERMINATION

10.1                           Term. Unless sooner terminated as otherwise provided herein, the license to employ Patent Rights granted herein as part of Article 2 shall terminate on the later of (i) the date of expiration of the last of the Patent Rights to expire and (ii) in the event no patents included within the Patent Rights issue, the first date following the twelfth (12th) anniversary of the First Commercial Sale.

10.2                           Automatic Termination. This Agreement shall be terminated automatically in any one or more of the following circumstances:

(a)                                  the assets of AVS are seized or attached, in conjunction with any action  against them by any third party, and such seizure or attachment is not abated within ninety (90) days;

(b)                                 AVS is dissolved, or a sale of all or substantially all of the assets of AVS pursuant to a liquidation not approved in writing by BAYLOR is made;

(c)                                  a breach of Section 12.1 or 12.2.

10.3                           Termination Upon Breach. BAYLOR may terminate this Agreement if AVS fails to perform any of its obligations under this Agreement and fails to remedy said breach within thirty (30) days after being given written notice of the specific failure or default and termination by BAYLOR; however, if the default is susceptible of being cured but the cure cannot be reasonably completed within the thirty-day (30-day) period, this Agreement may only be terminated if AVS fails to promptly commence and thereafter diligently prosecute actions to cure the default.

10.4                           AVS Right to Terminate. AVS, upon one hundred eighty (180) days prior written notice to BAYLOR, may terminate this Agreement with or without cause.

10.5                           Effect of Termination. In the event that this Agreement is terminated for whatever reason:

(a)                                  any and all rights in and to the Licensed Subject Matter shall revert to BAYLOR;

(b)                                 all grants and licenses made by BAYLOR to AVS pursuant to this Agreement shall automatically terminate;

(c)                                  AVS will deliver to BAYLOR within ten (10) days of terminate all copies in its possession or control of all documents and other tangible information that contain the Licensed Subject Matter;

(d)                                 AVS agrees to execute all instruments as BAYLOR may reasonably request that are necessary to reinvest any licensed lights in BAYLOR;

(e)                                  AVS, subject to Article 6.8, shall have an obligation to maintain the confidentiality of all Licensed Subject Matter;

(f)                                    AVS will not use any Confidential Information owned by BAYLOR regarding non-patented Licensed Subject Matter for a period of five (5) years after termination of this Agreement; provided, however, AVS shall be entitled to use the non-patented Licensed Subject Matter royalty free after the termination of this Agreement so long as it has paid twelve (12) years of royalties as specified in Article 3 and Paragraph 10.6;

(g)                                 AVS shall have thirty (30) days to complete the manufacture and ninety (90) days to complete the sale or license of any Licensed Products in stock or in the course of manufacture at the time of termination, all subject, however, to payments of royalty and accounting as provided herein, even if such royalty obligations arise from transactions subsequent to the effective date of termination;

10.6                           Obligation to Pay Accrued Royalties. AVS’ obligation to pay royalties, keep records and allow a final audit shall survive termination;

10.7                           Stock Remains Outstanding. The Common Stock issued pursuant to this Agreement or the ownership thereof shall not be affected by any termination hereof, regardless of the reason for, or the timing of, such termination;

10.8                           Survival of Accrued Liabilities. Except as expressly provided herein, no Party hereunder shall be discharged or relieved from any liability or obligation existing prior to such termination; and

10.9                           Survival of Sublicenses. Upon termination of this License Agreement, BAYLOR agrees to accept as successor to AVS, existing sublicenses in good standing at the date of termination; provided that such sublicensees consent in writing to be bound by all the terms and conditions of this Agreement.

ARTICLE 11

GOVERNMENTAL COMPLIANCE

11.1                           Obligation to Comply with Laws. AVS shall at all times during the term of this Agreement and for so long as it shall sell Licensed Products comply and cause its sublicensees to comply with all local, state, federal and foreign formalities, laws, orders, rules, decrees or regulations that may control the import, export, manufacture, use or sale of Licensed Products or any other activity undertaken pursuant to this Agreement.

11.2                           Required Letter of Assurance. AVS understands and agrees that before BAYLOR shall be required to perform any obligation hereunder that shall be subject to local, state, federal and foreign formalities, laws, orders, decrees or regulations, AVS shall first provide BAYLOR with any letter of assurance or other certification that may be required to comply with the formalities, laws, decrees, rules, orders or regulations of any agency or instrumentality having jurisdiction. For example and not by limitation, this includes United States import and export regulations, Food & Drug Administration regulations, Department of Agriculture regulations, environmental regulations and recombinant DNA regulations.

11.3                           Failure to Obtain Government Approvals. Inability or failure, if any, of AVS to secure any necessary government license or approval shall not entitle AVS to terminate this Agreement or to obtain any form of relief, credit, rebate or recovery from BAYLOR.

11.4                           Compliance Costs. During the term of this Agreement, AVS shall be responsible for any and all expenses, costs, fees, duties or taxes reasonably necessary to comply with government orders, formalities, rules, regulations and laws.

ARTICLE 12

ASSIGNMENT AND LICENSING

12.1                           AVS Assignment of Rights. AVS may not assign or attempt to assign any rights under this Agreement, except in connection with the sale of substantially all of its assets, without the prior written consent of BAYLOR, which consent shall not be unreasonably withheld.

12.2                           AVS Right to License. Except as expressly permitted by the Agreement, AVS may not license or attempt to license any rights under this Agreement prior to the written consent of BAYLOR, which consent shall not be unreasonably withheld.

12.3                           AVS Sublicensing Rights. All sublicenses granted by AVS of its rights hereunder shall be subject to the terms of this Agreement, as per Article 2.3.

12.4                           Preexisting Agreements. This Agreement shall not supersede any preexisting agreement BAYLOR has with a third party in the event that this Agreement is assigned by AVS to that third party, even if BAYLOR has consented to the assignment.

12.5                           BAYLOR Assignment of Rights. BAYLOR may assign its rights hereunder, including the right to receive the consideration (equity and monetary) for the licenses herein granted, to its Affiliates, or to such other parties as may be entitled to receive or exercise same under the Baylor Patent Policy.

ARTICLE 13

PUBLICITY

13.1                           Use of Name. Neither Party shall use the name, logotypes or symbols of the other Party or the name of any emploY’1e, faculty, staff, affiliate or associate of the other Party for publication or advertising pUf1Joses, except with the written consent of the other Party.

ARTICLE 14

ADDRESSES

14.1                           All payments shall be made payable to “Baylor College of Medicine” and all payments and reports shall be sent to the address below:

BAYLOR Tax ID #: 74-1613878

Director, Office of Technology Administration
Baylor College of Medicine
One Baylor Plaza, BCMD 600D
Houston, TX 77030

14.2                           All notices or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by United States Postal Service certified mail, return receipt requested, postage prepaid, or via overnight courier, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of BAYLOR:
Senior Vice President & General Counsel
Baylor College of Medicine
One Baylor Plaza
Houston, TX 77030

In the case of AVS:

Douglas Kern, D.V.M.
Applied Veterinary Systems, Inc.
c/o
BCM Technologies, Inc.
1709 Dryden Road, Suite 901
Houston, TX 77030

With a copy to:

Director, Office of Technology Administration
Baylor College of Medicine
One Baylor Plaza, BCMD 600D
Houston, TX 77030

ARTICLE 15

MISCELLANEOUS

15.1                           Further Acts. Without further consideration, BAYLOR hereby agrees to execute and deliver, and BAYLOR agrees to cause its officers, trustees, employees, and agents to execute and deliver, such other instruments, and to take such other action as AVS hereunder may reasonably request to more effectively convey and transfer to and vest in AVS, and to put AVS in possession of, the rights granted hereunder, and to assist AVS in the recordation of same as necessary, all in such form and substance as AVS may reasonably request and at AVS’ expense.

15.2                           Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, administrators, successors, permitted assigns and licensees of the Parties hereto.

15.3                           Governing Law. This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the State of Texas. This Agreement is expressly acknowledged to be subject to the Export Administration Act of the United States of America. No conflict-of-laws rule or law that might refer such construction and interpretation to the laws of another state, republic, or country shall be considered.

15.4                           Consent to Jurisdiction. This Agreement is performable in part in, Harris County, Texas, and the Parties mutually agree that personal jurisdiction and venue shall be proper in the state and federal courts situated in Harris County, Texas, and agree that any litigated dispute will be conducted solely in such courts.

15.5                           Severability. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction oyer this Agreement or any of the Parties hereto, in a final, unappeasable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto,

15.6                           Entire Agreement. The terms and conditions herein contained, including all the schedules hereto, and all the agreements referenced herein, or contemplated by any of such agreements constitute the entire agreement between the parties and supersede all previous communications whether oral or written between the parties hereto with respect to the Licensed Subject Matter, and no previous agreement or understanding varying or extending the same shall be binding upon any of the Parties hereto.

15.7                           No Waiver. The Parties covenant and agree that if either Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if either Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by either Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by either Party except by its written consent.

15.8                           Survival. The provisions, rights and obligations set forth in Articles 1, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13, 14 and 15, and Paragraphs 2.1 (insofar as Paragraph 2.1 pertains to Licensed Products), 10.5, 10.6, 10.8, and 10.9 along with any other obligations that by their terms survive termination, shall survive the termination of this Agreement.

15.9                           Amendment. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both Parties.

15.10                     Construction. The Parties acknowledge that each Party has received and reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto.

In Witness Whereof, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Effective Date.

APPLIED VETERINARY SYSTEMS, INC.		BAYLOR COLLEGE OF MEDICINE

Name:	/s/ William A. McMinn	Name:	/s/ W. Dalton Tomlin

	William A. McMinn		W. Dalton Tomlin

Title:	Vice President	Title:	Senior Vice President &

General Counsel

Date:	01/25/01	Date:	01/17/01

Schedule 1: Distribution of AVS Common Stock

Party	Number of AVS Shares Issued
Baylor College of Medicine	57,500
Robert J. Schwartz, Ph.D.	17,709
Ruxandra Draghia-Akli, Ph.D.	17,709
Roy G. Smith, Ph.D.	7, 083